Exhibit 99.3

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”), dated as of July 26, 2023 (the “Termination Date”), is by and among 8th Wonder Corporation, a company incorporated under the laws of the British Virgin Islands with BVI company number 2043133 (“Seller A”), Hotlink Investment Limited, a company incorporated under the laws of the British Virgin Islands with BVI company number 2043132 (“Seller B”, and together with Seller A, each a “Seller”, and collectively, the “Sellers”), and Fortune Bliss Ventures Limited, a company incorporated under the laws of the British Virgin Islands with BVI company number 2121585 (the “Purchaser”, and together with the Sellers, each, a “Party”, and collectively, the “Parties”).

WHEREAS, the Parties have entered into a share purchase agreement dated April 26, 2023, as amended by that Amendment No.1 to Share Purchase Agreement dated May 16, 2023 (as amended, the “SPA”);

WHEREAS, the Parties desire to terminate the SPA and enter into a mutual waiver and release of any and all claims and liabilities under the SPA in accordance with this Termination Agreement; and

WHEREAS, pursuant to Section 4.8 of the SPA, termination contemplated by the Parties, being an amendment or modification to the SPA, must be effected in a written agreement signed by each of the Parties to the SPA.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.1 Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings ascribed to them in the SPA.

SECTION 1.2 Termination. Each of the Parties hereby terminates the SPA as of the Termination Date and, as a result of such termination, hereby acknowledges and agrees that:

(a)            on or promptly after the Termination Date, the Sellers shall (i) cause the Escrow Agent to return the full amount of the USD Deposit to the Purchaser; and (ii) cause the Seller Designees to return the full amount of the RMB Deposit to the Purchaser Designee, and neither of the Sellers nor the Purchaser shall have any claim against the other in respect of the Deposit; and

(b)            their respective representations, warranties, agreements, covenants, indemnities, rights, and obligations under the SPA are hereby terminated as of the Termination Date and shall be of no further force or effect and that no Party shall have any further liability to each other under the SPA, provided, that Sections 4.2 (Tax and Expenses), 4.3 (Notices), 4.4 (Interpretation; Headings), 4.5 (Severability), 4.6 (Entire Agreement), 4.7 (Successors and Assigns), 4.8 (Amendment and Modification; Waiver), 4.9 (Governing Law; Submission to Jurisdiction), and 4.10 (Counterparts) of the SPA shall survive such termination and continue to apply in full force and effect in accordance with the terms in the SPA.

SECTION 1.3 Mutual waiver and release. In consideration of the foregoing matters, each Party, on its own behalf and on behalf of its direct and indirect parent entities, affiliates, predecessors, successors, assigns and other persons that have or could derive rights through them (collectively, the “Releasing Parties”) hereby irrevocably waives, releases, and discharges each other Party and each of their respective past, present and future directors, officers, employees, members, partners, managers, stockholders, affiliates, agents, attorneys, representatives, and any past, present and future directors, officers, employees, members, partners, managers, stockholders, affiliates, agents, attorneys, representatives of any of the foregoing and each of their respective successors and assigns (the “Released Persons”) from any and all claims, demands, liabilities, debts or obligations, whether absolute or contingent, known or unknown, whatsoever and howsoever arising under, in respect of, relating to or in connection with the SPA, whether in contract or in tort, in law or in equity, granted by statute or otherwise, whether arising from conduct occurring on or before the Termination Date (the “Released Claims”). Each Releasing Party hereby expressly waives any and all rights conferred upon such person by any law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with each Released Person. Each Releasing Party hereby represents and warrants that it has access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this release and has not relied on any of the Released Persons in deciding to enter into this release and has instead made his, her or its own independent analysis and decision to enter into this release.

SECTION 1.4 Miscellaneous. Sections 4.2 (Tax and Expenses), 4.3 (Notices), 4.4 (Interpretation; Headings), 4.5 (Severability), 4.6 (Entire Agreement), 4.7 (Successors and Assigns), 4.8 (Amendment and Modification; Waiver), 4.9 (Governing Law; Submission to Jurisdiction), and 4.10 (Counterparts) of the SPA shall be incorporated into this Termination Agreement, mutatis mutandis, save that each reference therein to “this Agreement” shall be construed as a reference instead to this Termination Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the date first written above.

SELLER A

8th Wonder Corporation

By:	/s/ Cao Bo
Name: Cao Bo
Title: Director

SELLER B

Hotlink Investment Limited

By:	/s/ Cao Bo
Name: Cao Bo
Title: Director

PURCHASER

Fortune Bliss Ventures Limited

By:	/s/ Wang Yu
Name: Wang Yu
Title: Director